Exhibit 99.1

Company Contact:	IR Agency Contact:
Investor Relations	Moriah Shilton.
408-952-8402	415-433-3777
investorrelations@raesystems.com	MShilton@lhai.com
RAE Systems Reports Third Quarter 2006 Results
Third Quarter Revenue Increased 15% from the Third Quarter of 2005
SAN JOSE, Calif. — November 6, 2006 — RAE Systems Inc. (AMEX: RAE), a leading global provider of rapidly deployable sensor networks that enable customers to identify safety and security threats in real time, today reported results for the third quarter and nine months ended September 30, 2006.
Financials Highlights
For the third quarter of 2006, RAE Systems reported revenue of $18.6 million as compared with revenue of $16.2 million for the same quarter in 2005. The 15 percent growth in revenue reflects increased industrial sales in both Asia and Europe, as well as increases in U.S. military orders. Europe and Asia sales grew at a combined rate of approximately 33 percent over the third quarter of 2005. Revenue in the Americas increased two percent compared to the third quarter of 2005, in which there was additional demand related to Hurricane Katrina. Sales in the Americas increased by 22 percent over the second quarter of 2006, primarily as a result of a large order for AreaRAE wireless products received from the U.S. National Guard.
Gross margin for the third quarter of 2006 was 54 percent as compared with 60 percent for the third quarter of 2005. The gross margin decrease was primarily attributable to increased sales of lower-margin installation and distributor products in Asia, a sales shift to lower-margin portable products and increased pricing pressure worldwide.
The company reported net income of $512,000, or $0.01 per fully diluted share, for the third quarter of 2006, compared to $397,000, or $0.01 per fully diluted share, for the third quarter of 2005.

For the nine months ended September 30, 2006, revenues grew by 12 percent to $46.9 million from $42.0 million for the nine months ended September 30, 2005. Net loss for the first nine months of 2006 was $574,000, or $0.01 per fully diluted share. This compared to a net loss of $850,000, or $0.01 per fully diluted share, for the first nine months of 2005, which included a $2.0 million charge for loss on abandonment of its former headquarters and U.S. manufacturing site.
As of September 30, 2006, the company reported $18.7 million of cash and investments and $4.0 million of debt. In the third quarter of 2006, the Company invested $7.5 million to increase its ownership in KLH from 64 to 96 percent. In addition, the Company acquired Aegison Corporation, a developer of mobile and fixed digital video recorders for approximately $2.0 million.
“Our strategy of allocating additional resources to both the industrial safety and security markets is beginning to drive increased revenue from both investment initiatives. Industrial growth in Asia, Europe and the Americas drove solid year-over-year double-digit growth,” said Robert Chen, RAE Systems CEO. “In the third quarter, we received a large order from the US National Guard for our premier AreaRAE monitoring systems for first responders. This order brings the number of deployed AreaRAE wireless networks to over 600 and the number of individual wireless AreaRAE monitors to more than 2,500. This order contributed to the Americas’ third quarter 2006 growth of 22 percent over the second quarter of 2006.”
“We continue to see industrialization in China as a key growth opportunity, and we continue to implement strategies to capture that growth. Our confidence in the China market has been confirmed by two events: the listing of both worker safety and environmental remediation in the China five-year master plan and the beginning of spending for mining safety from the existing multi-billion-dollar coal tax fund. Finally, we expect fourth quarter revenues to be in a range of $17 million to $21 million and we are reaffirming our 2006 full- year revenue guidance range of $64 million and $68 million.”
Third Quarter 2006 Business Highlights
Americas

•	The United States National Guard purchased 57 AreaRAE Rapid Deployment Kits, our wireless toxic gas and radiation monitoring systems, for use by the National Guard Civil Support Teams.
•	AreaRAE wireless monitors were once again deployed in the Major League Baseball World Series in both St. Louis and Detroit.
•	Total Safety U.S. in Nederland, Texas has deployed approximately 30 wireless AreaRAE monitors for toxic gas detection and perimeter monitoring at several petrochemical plants and refineries along the Gulf Coast.
Asia
•	Inner Mongolia Municipal TeleCom Company, a division of China NetCom, purchased a 336 fixed-point sensor network for toxic and combustible gas detection.
•	The Liaohe Oil Field purchased toxic gas detectors, compressors and self-contained breathing apparatus.
•	The Changqing Oil Field purchased portable and fixed toxic and explosive gas detectors.
Europe, Middle East and Australia
•	GE Plastics in Spain specified RAEGuard PID fixed monitoring systems for one of its production locations.
•	An oil company in southern France purchased AreaRAE wireless monitors, EntryRAE personal confined space entry monitors and UltraRAE benzene monitors for deployment at all of its facilities.
About RAE Systems
RAE Systems is a leading global provider of rapidly deployable sensor networks that enable customers to identify safety and security threats in real time. Products include multi-sensor chemical detection, radiation and digital video monitoring networks for homeland security and industrial applications. RAE Systems’ products enable the military and first responders such as firefighters, law enforcement and other emergency management personnel to detect, provide early warning and record events that involve weapons of mass destruction and other hazardous materials. Industrial applications include the detection of toxic industrial chemicals, volatile organic compounds and petrochemicals. RAE Systems’ products are used by many U.S. government agencies, including the Department of Homeland Security, the Department of Justice, and the Department of State, as well as all branches of the U.S. military, and by numerous city and state agencies. Our end users also include many of the world’s leading corporations in the airline, automotive, computer and oil industries. Our products are used in civilian and government atmospheric monitoring programs in over 50 countries. For more information about RAE Systems, please visit www.RAESystems.com.
Safe Harbor Statement
This press release may contain “forward-looking” statements, as that term is used in Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, without limitation: expressions of “belief,” “anticipation,” or “expectations” of management; statements as to industry trends or future results of operations of RAE Systems and its subsidiaries; and other statements that are not historical fact. These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the general economic and industry factors and receptiveness of the market to RAE Systems and its products. In addition, our forward-looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K and Form 10-Q filings, available online at http://www.sec.gov. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.
[Tables to Follow]

RAE Systems Inc.
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2006	2005
	(Unaudited)
Assets

Current Assets:
Cash and cash equivalents	$7,984,000	$13,524,000
Short-term investments	10,757,000	14,348,000
Trade notes receivable	209,000	1,087,000
Accounts receivable, net of allowance for doubtful accounts of $1,025,000 and $963,000, respectively	17,245,000	11,707,000
Accounts receivable from affiliate	143,000	84,000
Inventories, net	11,692,000	9,477,000
Prepaid expenses and other current assets	3,792,000	2,773,000
Deferred tax assets	2,859,000	2,869,000

Total Current Assets	54,681,000	55,869,000

Property and Equipment, net	15,277,000	14,911,000

Long Term Investments	—	1,616,000

Intangible Assets, net	3,415,000	1,782,000

Goodwill	3,870,000	136,000

Long Term Deferred Tax Assets	559,000	634,000

Deposits and Other Assets	683,000	867,000

Investment in Unconsolidated Affiliate	731,000	449,000

Total Assets	$79,216,000	$76,264,000

Liabilities, Minority Interest in Consolidated Entities and Shareholders’ Equity

Current Liabilities:
Accounts payable	$5,933,000	$3,979,000
Accounts payable to affiliate	92,000	—
Accrued liabilities	7,465,000	7,329,000
Notes payable — related parties	807,000	759,000
Income taxes payable	—	407,000
Current portion of deferred revenue	2,536,000	2,029,000

Total Current Liabilities	16,833,000	14,503,000

Deferred Revenue, net of current portion	746,000	296,000
Deferred Tax Liabilities	725,000	379,000
Other Long Term Liabilities	1,166,000	1,466,000
Long Term Notes Payable — Related Parties	3,165,000	821,000

Total Liabilities	22,635,000	17,465,000

Commitments and Contingencies

Minority Interest in Consolidated Entities	451,000	4,226,000

Shareholders’ Equity:
Common stock, $0.001 par value; 200,000,000 shares authorized; 59,103,322 and 57,837,843 shares	59,000	58,000
issued and outstanding, respectively
Additional paid-in capital	58,260,000	56,629,000
Accumulated other comprehensive income	809,000	310,000
Accumulated deficit	(2,998,000)	(2,424,000)

Total Shareholders’ Equity	56,130,000	54,573,000

Total Liabilities, Minority Interest in Consolidated Entities and Shareholders’ Equity	$79,216,000	$76,264,000

RAE Systems Inc.
Condensed Consolidated Statement of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net Sales	$18,564,000	$16,152,000	$46,891,000	$42,024,000

Cost of Sales	8,597,000	6,505,000	21,752,000	16,862,000

Gross Profit	9,967,000	9,647,000	25,139,000	25,162,000

Operating Expenses:
Sales and marketing	4,113,000	4,388,000	12,604,000	12,325,000
Research and development	1,540,000	1,244,000	4,266,000	3,696,000
General and administrative	3,655,000	3,173,000	9,657,000	8,925,000
Loss on abandonment of lease		—		2,027,000

Total Operating Expenses	9,308,000	8,805,000	26,527,000	26,973,000

Income (Loss) from Operations	659,000	842,000	(1,388,000)	(1,811,000)

Other Income (Expense):
Interest income	195,000	176,000	629,000	467,000
Interest expense	(73,000)	(3,000)	(159,000)	(37,000)
Other, net	53,000	57,000	215,000	2,000
Equity in loss of unconsolidated affiliate	(54,000)	(4,000)	(235,000)	(156,000)

Total Other Income	121,000	226,000	450,000	276,000

Income (Loss) Before Income Taxes, Minority Interest	780,000	1,068,000	(938,000)	(1,535,000)
and Cumulative Effect of Change in Accounting Principle

Income tax (expense) benefit	(199,000)	(699,000)	286,000	486,000

Income (Loss) Before Minority Interest and Cumulative Effect of Change in Accounting Principle	581,000	369,000	(652,000)	(1,049,000)
Minority interest in (income) loss of consolidated subsidiaries	(69,000)	28,000	76,000	199,000

Income (Loss) Before Cumulative Effect of Change in Accounting Principle	512,000	397,000	(576,000)	(850,000)
Cumulative effect of change in accounting principle, net of tax effects	—	—	2,000

Net Income (Loss)	$512,000	$397,000	$(574,000)	$(850,000)

Basic Income (Loss) Earnings Per Common Share
Income (Loss) before cumulative effect of change in accounting principle	$0.01	$0.01	$(0.01)	$(0.01)
Cumulative effect of change in accounting principle	—	—	—	—
Basic Income (loss) per common share	$0.01	$0.01	$(0.01)	$(0.01)

Diluted Income (Loss) Earnings Per Common Share
Income (Loss) before cumulative effect of change in accounting principle	$0.01	$0.01	$(0.01)	$(0.01)
Cumulative effect of change in accounting principle	—	—	—	—
Diluted Income (loss) per common share	$0.01	$0.01	$(0.01)	$(0.01)

Weighted-average common shares outstanding	58,516,451	57,789,819	58,178,994	57,346,103
Stock options and warrants	941,716	1,542,125	—	—

Diluted weighted-average common shares outstanding	59,458,167	59,331,944	58,178,994	57,346,103